EXHIBIT 16.1

Larry O'Donnell, CPA, P.C.
2228 South Fraser Street, Unit 1
Aurora, Colorado  80014
Telephone: (303) 745-4545
Fax: (303) 369-9384


September 21, 2010


Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by Infinity Capital Group, Inc. (the "Company") pursuant to Item 4.01(a) of Form 8-K12g3, as part of the Form 8-K12g3 to be filed by the Company on or about September 21, 2010 (copy attached.) We agree with the statements concerning our firm contained in the first sentence in the first paragraph and the fourth and fifth paragraphs under Item 4.01(a) of such Form 8-K12g3. We have no basis to agree or disagree with the Company's other comments in the Form 8-K12g3.


Very Truly Yours,


/s/ Larry O'Donnell, CPA, P.C.
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Larry O'Donnell, CPA, P.C.